Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Grace Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	8,836,584	$2.533 (2)	$22,383,067.27	$0.0001531	$3,426.85
	Total Offering Amounts					$22,383,067.27		$3,426.85
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$3,426.85

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby an indeterminate number of additional shares of common stock, par value $0.0001 per share, of the Registrant (the “Common Stock”) as may be issued or issuable resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on March 7, 2025, which date is a date within five business days of the filing of the Registration Statement.